PRESS RELEASE

FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC. REPORTS

SECOND QUARTER FINANCIAL RESULTS

TAMPA, FL — Monday, July 28, 2003 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC) announces revenues of $21.4 million for the quarter ended June 30, 2003, compared to $21.9 million for the quarter ended June 30, 2002. The Company experienced a net loss of $118,000 for the second quarter of 2003, compared to net income of $937,000 for the same period of 2002. The Company’s per share net loss for the second quarter of 2003 was $0.02 per basic and diluted share, compared to per share net income of $0.14 per basic and diluted share for the same period of 2002.

Revenues were adversely affected by the impact of previously disclosed customer losses and competitive pricing pressures. The Company did experience continued growth in the instrument component of its business, with revenues from that business increasing by $1.0 million, or 56%, to $2.8 million for the quarter ended June 30, 2003, compared to $1.8 million for the quarter ended June 30, 2002. For the six months ended June 30, 2003, instrument revenue increased $2.1 million, or 64%, to $5.4 million, from $3.3 million in the six months ended June 30, 2002.

The factors adversely affecting the Company’s second quarter net income included increased expenses for amortization of reusable surgical products, depreciation and marketing. The Company also had recruiting and relocation expenses of approximately $281,000 for the second quarter.

On June 26, 2003, the Company renewed for three years and amended its existing revolving credit facility with Wachovia Bank and SouthTrust Bank. Based on anticipated future needs the Company decided to decrease the facility amount from $45 million to $30 million. Availability under the credit facility remains subject to compliance with various financial covenants. The outstanding balance under this credit facility was $11.4 million on June 30, 2003, compared to $15.5 million on December 31, 2002.

SRI/Surgical Express, Inc. provides hospitals with a daily delivery and retrieval service that furnishes reusable and disposable products and devices used in surgical procedures. The Company serves hospital customers in 22 states from 11 reprocessing facilities, one disposable products facility, and four distribution centers located throughout the United States.

The statements in this press release that are not historical, including statements regarding SRI’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI’s sales process and market acceptance of its products and services, SRI’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI does not undertake to update any forward-looking statements in this press release.

FOR FURTHER INFORMATION:	Charles L. Pope
SRI/Surgical Express, Inc.
(813) 891-9550 Ext. 3177

SRI/SURGICAL EXPRESS, INC.

Consolidated Statements of Income

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2003	2002	2003	2002
Revenues	$21,406	$21,898	$42,866	$43,653
Cost of revenues	16,041	15,155	31,677	30,370

Gross profit	5,365	6,743	11,189	13,283
Distribution expenses	1,461	1,390	2,996	2,822
Selling and administrative expenses	3,801	3,632	7,463	7,370

Income from operations	103	1,721	730	3,091
Unrealized gain on derivative instruments	—	36	—	101
Interest expense, net	292	258	611	496

Income (loss) before income taxes	(189)	1,499	119	2,696
Income tax expense (benefit)	(71)	562	45	1,011

Net income (loss)	$(118)	$937	$74	$1,685

Earnings per share, basic	$(0.02)	$0.14	$0.01	$0.26

Earnings per share, diluted	$(0.02)	$0.14	$0.01	$0.26

Weighted average common shares outstanding, basic	6,266	6,422	6,267	6,420

Weighted average common shares outstanding, diluted	6,282	6,573	6,278	6,596

Condensed Consolidated Balance Sheets

(In thousands)

	As of	As of
	June 30, 2003	December 31, 2002
	(unaudited)
Cash and cash equivalents	$593	$537
Accounts receivable, net	9,997	10,289
Reusable surgical products, net	22,695	25,642
Property, plant and equipment, net	39,063	40,264
Other assets	14,823	15,174

Total assets	$87,171	$91,906

Liabilities	34,284	39,061
Shareholders’ equity	52,887	52,845

Total liabilities and shareholders’ equity	$87,171	$91,906